SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

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BAKERS FOOTWEAR GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BAKERS FOOTWEAR GROUP, INC.

2815 Scott Avenue
St. Louis, Missouri 63103
Phone (314) 621-0699

April 15, 2004

Dear Shareholder:

      You are cordially invited to attend the Company’s Annual Meeting of Shareholders on May 14, 2004. We will hold the meeting at 10:00 a.m. at 2815 Scott Avenue, St. Louis, Missouri 63103, the address of our principal executive offices. In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company’s activities and operating performance is contained in our 2003 Annual Report to Shareholders, which is also enclosed.

      Whether or not you plan to attend the Annual Meeting of Shareholders, we encourage you to vote your shares. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders must also present a form of personal identification in order to be admitted to the meeting. You may vote by mail or in person at the meeting.

      The Company will make available an alphabetical list of shareholders entitled to vote at the meeting for examination by any shareholder during ordinary business hours at the Company’s principal business offices located at 2815 Scott Avenue, St. Louis, Missouri 63103, from May 4, 2004, until the meeting.

      On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

PETER A. EDISON
Chairman of the Board of Directors and
Chief Executive Officer

BAKERS FOOTWEAR GROUP, INC.

2815 Scott Avenue
St. Louis, Missouri 63103
Phone (314) 621-0699

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 14, 2004

     The Annual Meeting of Shareholders of Bakers Footwear Group, Inc. will be held at 2815 Scott Avenue, St. Louis, Missouri, on Friday, May 14, 2004, at 10:00 a.m., Central Daylight Time, for the following purposes:

1. To elect six directors to serve until our next annual meeting;

2. To ratify the appointment of Ernst & Young LLP as principal independent auditor for fiscal year 2004; and

3. To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,
BAKERS FOOTWEAR GROUP, INC.
LAWRENCE L SPANLEY, JR.
Secretary

St. Louis, Missouri

April 15, 2004

IMPORTANT NOTICE

Please Vote Your Shares Promptly

QUESTIONS AND ANSWERS

Q. When and where is the annual meeting?

      We will hold the annual meeting of shareholders on Friday, May 14, 2004, at 10:00 a.m., Central Daylight Time, at 2815 Scott Avenue, St. Louis, Missouri 63103.

Q. Who is entitled to vote at the meeting?

      You are entitled to vote at the meeting if you owned shares as of the close of business on April 9, 2004, the record date for the meeting.

Q. What am I being asked to vote on at the meeting?

      We are asking our shareholders to elect directors and to ratify the appointment of our independent auditors.

Q. What vote of the shareholders is needed?

      Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. A majority of shares entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present is required for the election of directors and all other items.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

      If your shares are held in street name by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

Q.	What happens if I return my signed proxy card but forget to indicate how I want my shares of common stock voted?

      If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors and “FOR” the ratification of our independent auditors.

Q.	What happens if I do not instruct my broker how to vote or if I mark “abstain” or “withhold authority” on the proxy?

      If you mark your proxy “abstain” or “withhold authority,” your vote will have the same effect as a vote against the proposal or the election of the applicable director. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors or ratification of auditors. Broker non-votes with respect to a matter will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the vote for that matter.

Q. Can I change my voting instructions before the meeting?

      Yes. You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy, by a written revocation of your proxy sent to the Secretary of Bakers Footwear Group, Inc., or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Q. What do I need to do if I plan to attend the meeting in person?

      If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders must also present a form of personal identification in order to be admitted to the meeting.

BAKERS FOOTWEAR GROUP, INC.

2815 Scott Avenue
St. Louis, Missouri 63103
Phone (314) 621-0699

PROXY STATEMENT

       The board of directors of Bakers Footwear Group, Inc. is soliciting proxies from its shareholders in connection with the Company’s Annual Meeting of Shareholders to be held on Friday, May 14, 2004, and at any and all adjournments thereof. The meeting will be held at 10:00 a.m. at 2815 Scott Avenue, St. Louis, Missouri.

      If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders, including record holders, must also present a form of personal identification in order to be admitted to the meeting.

      We first began delivering to all shareholders of record this proxy statement and the accompanying form of proxy on April 15, 2004. We sent our 2003 Annual Report, including Form 10-K, excluding exhibits, to shareholders at the same time.

Shareholders Entitled To Vote

      You are entitled to vote (in person or by proxy) at the annual meeting if you were a shareholder of record at the close of business on April 9, 2004. On April 9, 2004, 5,102,481 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. There is no cumulative voting with respect to the election of directors. Shareholders of record are entitled to one vote per share on all matters.

Proxies and Voting Procedures

      Whether or not you expect to be present in person at the annual meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. The shares represented thereby will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of common stock may be voted only when represented by a properly executed proxy. If you hold your shares in street name through a bank or broker, your broker or bank will send you a separate package describing the procedures and options for voting your shares.

      You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy, by delivering a written revocation of your proxy to our Secretary or by voting at the meeting. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

      Your properly completed proxy/voting instruction card will appoint Lawrence L. Spanley, Jr. and David M. Klemm as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Spanley is the Chief Financial Officer, Vice President — Finance, Secretary and Treasurer. Mr. Klemm is the Assistant Secretary. Your proxy permits you to direct the proxy holders to: (i) vote “for” or withhold your votes from particular nominees for director and (ii) vote “for”, “against”, or “abstain” from the ratification of the appointment of Ernst & Young LLP as the Company’s principal independent auditor for fiscal year 2004.

      All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the nominees for director and “FOR” the ratification of the appointment of Ernst & Young LLP.

      As far as the Company knows, the only matters to be brought before the annual meeting are those referred to in this proxy statement. As to any other matters presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

Required Vote

      No business can be conducted at the annual meeting unless a majority of the outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. A majority of shares entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present is required for the election of directors and all other items. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter. As a result, abstentions and votes withheld have the same effect as votes cast against a proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the vote for that matter.

Information Regarding Board of Directors and Committees

Composition of Board of Directors

      Under the Company’s restated articles of incorporation, the number of directors shall be fixed by or in the manner provided in the Company’s bylaws. Under the Company’s restated bylaws, generally the number of directors of the Company is fixed, and may be increased or decreased from time to time, by resolution of the board of directors. Prior to our initial public offering, Mr. Edison, our sole director at the time, fixed the number of our board of directors at six members, effective upon the consummation of our initial public offering on February 10, 2004, and nominated and appointed each of the other current members of our board of directors as of that date, until the next annual meeting of shareholders. Under the Company’s restated bylaws, all directors are elected at each annual meeting of shareholders, to hold office until the expiration of their term or until their respective successors are elected and shall qualify. The board has nominated all six directors to be elected at the 2004 annual meeting to serve until the next annual meeting, or until a successor is elected and has qualified, or until his or her earlier death, resignation or removal. Each nominee is currently a director of the Company.

      The ages, principal occupations, directorships held and any other information as of March 31, 2004 with respect to our nominees and directors are shown below. There are no family relationships between any of our directors and executive officers.

      Peter A. Edison, 48, our Chairman of the Board and Chief Executive Officer, has over 26 years of experience in the fashion and apparel industry. Between 1986 and 1997, Mr. Edison served as director and as an officer in various divisions of Edison Brothers Stores, Inc., including serving as the Director of Corporate Development for Edison Brothers, President of Edison Big & Tall, and as President of Chandlers/ Sacha of London. He also served as Director of Marketing and Merchandise Controller, and in other capacities, for Edison Shoe Division. Mr. Edison received his M.B.A. in 1981 from Harvard Business School, and currently serves as chairman of the board of directors of Dave & Busters, Inc. He has served as our Chairman of the Board and Chief Executive Officer since October 1997.

      Michele A. Bergerac, 48, our President and a Director since February 2004, has over 26 years of experience in the junior and contemporary women’s shoe business including a 17-year career in various divisions of the May Company and five years with Bakers. Ms. Bergerac started at Abraham & Straus as an Assistant Buyer. Her buying and merchandising career with the May Company included positions at G. Fox, May Corporate, May Company California and Foley’s, where she was the Vice President of Footwear, prior to being hired by Edison Brothers as President of Edison Footwear Group in 1998. Ms. Bergerac has served as our President since June 1999.

      Edison Brothers Stores, Inc. filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on November 3, 1995. After an unsuccessful reorganization, Edison Brothers refiled for bankruptcy on March 9, 1999 and immediately commenced a liquidation of all its assets.

      Andrew N. Baur, 59, a Director since February 2004, has served as a member of the board of directors of Marshall & Ilsley Corporation since October 2002 and as Chairman of the Board of Southwest Bank of St. Louis, a wholly-owned subsidiary of Marshall & Ilsley Corporation, and formerly of Mississippi Valley Bancshares, Inc. since 1984. Mr. Baur previously served as Chairman of the Board and Chief Executive Officer of Mississippi Valley Bancshares, Inc., a bank holding company, which Marshall & Ilsley acquired in 2002.

      Timothy F. Finley, 60, a Director since February 2004, was Chairman of the Board and Chief Executive Officer of Jos. A. Bank Clothiers, Inc., a clothing retailer, from 1990 until his retirement in 1999. Mr. Finley is also a director of Cole National Corporation. Cole National Corporation is a provider of vision care products, services and programs and personalized gifts through over 2,900 retail locations which include Pearle Vision, Sears Optical and Things Remembered.

      Harry E. Rich, 64, a Director since February 2004, has been Chief Financial Officer of the St. Louis Public School Board since November 2003. Mr. Rich served as Executive Vice President and Managing Director of Crown Capital Corporation, a boutique financial advisory firm, from 2001 until October 2003. Mr. Rich was Executive Vice President, Chief Financial Officer and a director of Brown Shoe Co., a $1.6 billion global footwear company, from 1983 until January 2000. He currently serves on the board of directors of Midwest Bank Centre, Inc.

      Scott C. Schnuck, 53, a Director since February 2004, is one of eight owners of Schnuck Markets, Inc., his family’s business. Mr. Schnuck joined his family’s business in September 1975 and became President and Chief Operating Officer in June 1991. Prior to his current positions, Mr. Schnuck served as Senior Vice President of Supermarkets and as Vice President of Marketing. In addition to his positions with Schnuck Markets, Inc., Mr. Schnuck has served as Vice President of various real estate partnerships, First Vice President of the Missouri Botanical Garden, and past Chairman of Junior Achievement of Mississippi Valley. Mr. Schnuck has also served as Treasurer of St. Louis Children’s Hospital.

Corporate Governance

      Subsequent to the consummation of our initial public offering, our board of directors determined that each of Messrs. Baur, Finley, Rich and Schnuck were independent under the rules of the Nasdaq National Market. Mr. Edison and Ms. Bergerac are both officers of the Company and thus are not independent under those rules. As a result, our board currently has a majority of independent directors under the rules of the Nasdaq National Market. In addition, our board of directors has determined that our independent directors will have regularly scheduled meetings at which only the independent directors are present. Our board of directors has also established an audit committee, compensation committee and a nominating and corporate governance committee and adopted charters for each of these committees. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Nasdaq National Market and Securities and Exchange Commission rules and regulations. We intend to comply with future requirements for these committees as they become applicable to us.

Board Meetings and Committees

      During fiscal year 2003, Mr. Edison was our sole director and took action 10 times by unanimous written consent. During fiscal year 2004, prior to our initial public offering, Mr. Edison, as our sole director, took action two times by unanimous written consent. Subsequent to the consummation of our initial public offering on February 10, 2004, our board of directors met one time and took two actions by unanimous written consent. During fiscal year 2003 and to date during fiscal year 2004, all incumbent directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during the period they held office. Our board’s policy is that each member of the board should attend each annual meeting of the corporation, unless the director is unable to attend for good cause.

      Audit Committee. Our audit committee consists of Andrew N. Baur, Harry E. Rich and Timothy F. Finley, all of whom qualify as “independent directors” and as audit committee members under the Nasdaq National Market rules. Mr. Rich serves as chairman of the audit committee and has been determined to be an audit committee financial expert as defined in Item 401 of Regulation S-K. Our board of directors has also determined that each of our audit committee members is financially sophisticated as set forth in Rule 4350(d)(2)(A) of the Nasdaq National Market. Our audit committee is directly responsible for appointing and reviewing fee arrangements with our independent auditors, and approving any non-audit services by our independent auditors. Our audit committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent auditors. Our audit committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The audit committee is also responsible for overseeing our compliance with certain legal and regulatory requirements and for reviewing potential conflict of interest situations, including transactions with related parties. In addition, our audit committee is responsible for establishing procedures for handling any complaints we receive regarding accounting, internal accounting controls, or auditing matters, as well as any confidential, anonymous submissions by any of our employees regarding concerns about questionable accounting or auditing matters. After its formation in February 2004, the audit committee has met two times and took no action by unanimous written consent. Our written audit committee charter is attached hereto as Appendix A. We do not have a corporate web site. As a result, none of our charters are available on a Company web site.

      Compensation Committee. Our compensation committee consists of Andrew N. Baur, Timothy F. Finley and Scott C. Schnuck each of whom qualify as “independent directors” under the Nasdaq National Market rules and as “outside directors” under the Internal Revenue Code of 1986. Mr. Baur is chairman of the compensation committee. The compensation committee is responsible for making decisions, or making recommendations to the entire board of directors, regarding compensation arrangements for our executive officers, including annual bonus compensation, and evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives. Our compensation committee consults with our management regarding compensation policies and practices and is responsible for administering any employee benefit plans and/or equity compensation plans that we may adopt. The compensation committee also makes recommendations to our board of directors concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans. After its formation in February 2004, the compensation committee met one time and took one action by unanimous written consent. Our written compensation committee charter is attached hereto as Appendix B.

      Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Scott C. Schnuck, Andrew N. Baur and Harry E. Rich each of whom qualify as “independent directors” under the Nasdaq National Market rules. Mr. Schnuck serves as chairman of the nominating and corporate governance committee. Our board of directors has adopted a nominating and corporate governance committee charter and a director nomination policy which addresses the nominations process and other related matters as may be required by Federal law. In accordance with the committee’s charter, the committee is responsible for making recommendations to our board of directors concerning nominations to the board, including nominations to fill a vacancy (including a vacancy created by an increase in the board of directors). This committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies. After its formation in February 2004, the nominating and corporate governance committee has met one time and took no action by unanimous written consent. Our written nominating and corporate governance committee charter is attached hereto as Appendix C.

Director Nominations

      On February 26, 2004, our board of directors adopted a policy on director nominations. The nominating and corporate governance committee will consider candidates submitted from a variety of sources when reviewing candidates to fill vacancies on the board of directors, including recommendations by members of the board of directors, Company management, third party search firms and shareholders that submit recommendations in accordance with our prescribed procedures. The committee will seek to identify, evaluate and recruit the best available candidates, and will endeavor to evaluate qualified shareholder nominees on the same basis as those submitted by board members. Minimum qualifications and standards for director nominees include, among other criteria as determined by the board, senior management experience in business, government and/or other relevant organizations. Important experience would include retail experience and board membership with major organizations. Beyond these experiences and skill criteria, the committee will seek a diversity of viewpoints in order to better understand and anticipate changes in the environment (business, governmental and social) in which we operate. After the committee evaluates relevant factors relating to each candidate it will determine whether one or more candidates warrants further investigation. If the process yields one or more desirable candidates, the committee will further evaluate those candidates, including considering the candidates’ qualifications, the Company’s needs, the candidates’ interest, any interviews and appropriate background checks.

      Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age, business and residential address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations);

•	A supporting statement which describes the candidate’s reasons for seeking election to the board, and documents his/her ability to satisfy the described director qualifications;

•	Any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of director;

•	The class and number of shares of our capital stock that are beneficially owned by the candidate;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the board.

      Our Corporate Secretary will promptly forward such materials to the committee chair and our Chairman of the Board. Our Corporate Secretary will also maintain copies of such materials for future reference by the committee when filling board positions. Shareholders may submit potential director candidates at any time pursuant to these procedures. The committee will consider such candidates if a vacancy arises and at such other appropriate times. Notwithstanding the foregoing, the committee is not obligated to review any candidate for which the required information is not provided by the time set forth in our restated bylaws for the nomination of director candidates by a shareholder that is not approved by the committee or the board. Separate procedures apply, as provided in our restated bylaws, if a shareholder wishes to submit at an annual meeting a director candidate that is not approved by the committee or board. Please see “General Information — Shareholder Proposals.”

      We have granted to Ryan Beck & Co., Inc., one of the representatives of the underwriters of our initial public offering, for a period of five years after February 5, 2004, the right to designate for election to our board of directors, and to solicit proxies in support of, one person. If Ryan Beck were to elect not to exercise this right or if its designee were not elected or was unable to serve, it would have the option to designate an observer to attend meetings of our board. We have agreed to reimburse Ryan Beck for its designee’s associated expenses. To date, Ryan Beck has not exercised its right to designate and we are not aware of any intention to do so.

Code of Business Conduct

      We have adopted a Code of Business Conduct (the “Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as directors, officers and employees of the Company. The Code of Ethics requires, among other things, that our senior officers avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics, senior officers are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Code of Ethics has been filed as Exhibit 14.1 to our Annual Report on Form 10-K.

Shareholder Communications Policy

      Our board of directors has adopted a policy to provide a process for security holders to send written communications to our board. Any security holder wishing to send communications to our board should send the written communication and the following information to our Corporate Secretary, Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103:

•	Security holder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age, business and residential address of security holder; and

•	Any individual director or committee to which the security holder would like to have the written statement and other information sent.

Compensation of Directors

      During fiscal year 2003, no directors’ fees were paid. After consummation of our initial public offering, our board of directors determined that our non-management directors would receive an annual retainer of $12,000, plus $1,000 per meeting attended, including committee meetings and meetings of the independent directors, and an initial grant of non-qualified stock options to purchase 5,000 shares of our common stock under the Bakers Footwear Group, Inc. 2003 Stock Option Plan at the exercise price of $7.75, the initial public offering price. The options vest in equal annual installments over five years, beginning February 10, 2005. Chairs of each of the audit, compensation and nominating and corporate governance committees also receive an additional $3,000 annually. We are also obligated to indemnify our directors against certain expenses in certain circumstances under Missouri law and our charter documents.

Compensation Committee Interlocks and Insider Participation

      During fiscal year 2003, we did not have a compensation committee or other committee performing similar functions. Decisions concerning the compensation of executive officers were made by Peter Edison, our Chairman of the Board and Chief Executive Officer, our sole director at the time. For a discussion of certain relationships regarding Mr. Edison, see “Certain Other Information Regarding Management.”

Election of Directors (Proxy Item No. 1)

      The shareholders are being asked to elect as directors on our board of directors Mr. Peter A. Edison, Ms. Michele A. Bergerac and Messrs. Andrew N. Baur, Timothy F. Finley, Harry E. Rich and Scott C. Schnuck to terms ending with the next annual meeting, or until a successor is elected and qualified, or until his or her earlier death, resignation or removal. Each nominee is currently a director of the Company. For more information regarding the nominees for director, see “Information Regarding Board of Directors and Committees” above. Proxies cannot be voted for a greater number of persons than the number of nominees named.

      The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our board may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE

NOMINEES FOR DIRECTOR.

Ratification of Independent Auditor (Proxy Item No. 2)

      Our audit committee, pursuant to its charter, has appointed Ernst & Young LLP as the Company’s principal independent auditor to examine the financial statements of the Company for our 2004 fiscal year.

      While the audit committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, the audit committee and our board are requesting, as a matter of policy, that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s principal independent auditor. The audit committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the audit committee may investigate the reasons for shareholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the audit committee in their discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

      A formal statement by representatives of Ernst & Young LLP is not planned for the annual meeting. However, Ernst & Young LLP representatives are expected to be present at the meeting and available to respond to appropriate questions. For a detailed listing of the fees paid by us to Ernst & Young LLP for professional services in fiscal year 2003, see “Principal Accounting Fees and Services.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S PRINCIPAL
INDEPENDENT AUDITOR FOR FISCAL YEAR 2004.

Stock Ownership of Management and Certain Beneficial Owners

      The following table sets forth certain information, as of March 31, 2004, concerning the beneficial ownership of our common stock for:

•	each of our named executive officers;

•	each of our directors or nominees;

•	all of our directors, nominees and executive officers as a group; and

•	each person who is known by us to be the beneficial owner of more than 5% of our common stock.

      Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it.

		Number of Shares		Approximate
	Number of Shares of	of Common Stock		Percentage of
	Common Stock	Underlying		Outstanding
	Beneficially Owned	Options Exercisable		Shares of
Name and Address(1)(2)	Excluding Options(2)	Within 60 Days	Total	Common Stock

Directors, Nominees and Executive Officers
Peter A. Edison(3)	880,221	—	880,221	17.25%
Michele A. Bergerac(4)	70,803	116,321	187,124	3.59%
Stanley K. Tusman(5)	12,500	58,160	70,660	1.37%
Mark D. Ianni(6)	4,943	58,160	63,103	1.22%
Andrew N. Baur(7)	103,743	—	103,743	2.03%
Joseph R. Vander Pluym(8)	2,500	5,816	8,316	*
Timothy F. Finley(9)	1,000	—	1,000	*
Harry E. Rich(10)	1,000	—	1,000	*
Scott C. Schnuck(11)	13,300	—	13,300	*
All executive officers and directors as a group (10 persons)(12)	1,093,510	244,273	1,337,783	25.02%

5% Owners (not included above)
Bernard A. Edison(13)	459,767	—	459,767	9.01%
Austin W. Marxe(14)	697,000		697,000	13.66%
David M. Greenhouse(14)	697,000	—	697,000	13.66%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise specified below, the business address of each of the above persons is: c/o Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person. The shares underlying options cannot be voted.

(3)	Represents 786,176 shares of our common stock owned by Peter A. Edison. Includes 7,890 shares owned by Mr. Edison’s wife and 86,155 shares owned by the Bernard A. Edison Revocable Trust, of which Mr. P. Edison is a co-trustee. Mr. P. Edison has shared voting and investment power with respect to the shares owned by the Bernard A. Edison Revocable Trust and by Mr. P. Edison’s wife.

(4)	Represents 65,503 shares of our common stock held by the Michele Bergerac Revocable Trust. Also includes 4,700 shares held by Ms. Bergerac, 300 shares held by Ms. Bergerac’s son and 300 shares held by Ms. Bergerac’s daughter. Ms. Bergerac is our President and a director. Includes 116,321 shares of common stock subject to currently exercisable options. Does not include 20,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(5)	Represents 12,500 shares of our common stock held by the Stanley K. Tusman and Gail F. Tusman Declaration of Trust dated December 1, 1999. Mr. Tusman is our Executive Vice President — Inventory and Information Management. Includes 58,160 shares of common stock subject to currently exercisable options. Does not include 15,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(6)	Represents 4,943 shares of our common stock held in the name of Mark Ianni, our Executive Vice President — General Merchandise Manager and his wife, over which they share voting and investment power. Includes 58,160 shares of common stock subject to currently exercisable options. Does not include 15,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(7)	Represents 37,077 shares of our common stock held in trust for Mr. Baur, one of our directors. Also includes 66,666 shares of common stock held by a wholly owned subsidiary of Marshall & Ilsley Corporation, of which Mr. Baur is a director, over which Mr. Baur has shared voting and investment power. Does not include 5,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(8)	Represents 2,500 shares of our common stock held in the name of Joseph Vander Pluym, our Executive Vice President — Stores and his wife, over which they share voting and investment power. Includes 5,816 shares of common stock subject to currently exercisable options. Does not include 40,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(9)	Represents 1,000 shares held by the Timothy F. Finley Revocable Trust u/a dated October 13, 2003 pursuant to which Mr. Finley shares voting and investment power with his wife. Does not include 5,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(10)	Represents 1,000 shares of our common stock held in the name of Harry E. Rich, one of our directors and his wife, over which they share voting and investment power. Does not include 5,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(11)	Represents 13,300 shares of our common stock held in the name of Scott C. Schnuck, one of our directors. Does not include 5,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(12)	This group is comprised of Peter Edison, Michele Bergerac, Harry Rich, Andrew Baur, Mark Ianni, Lawrence Spanley, Stanley Tusman, Joseph Vander Pluym, Timothy Finley and Scott C. Schnuck. Includes 1,093,510 shares of common stock and 244,273 shares underlying options exercisable within 60 days. Does not include 135,000 shares underlying options granted on February 10, 2004 at the exercise price of $7.75 which vest at the rate of 20% per year beginning on February 10, 2005.

(13)	Represents 86,155 shares of our common stock owned by the Bernard A. Edison Revocable Trust. Mr. B. Edison is the father of Peter Edison and an advisor to the board of directors. Includes 254,955 shares owned by the Beatrice C. Edison Irrevocable Trust, of which Mr. B. Edison is a co-trustee. Includes 54,380 shares held by the David A. Edison Revocable Trust, of which Mr. B. Edison is a co-trustee. Also includes 64,277 shares held by Mr. B. Edison’s wife. Mr. B. Edison disclaims beneficial ownership of all shares held by the David A. Edison Revocable Trust and by his wife. Mr. B. Edison has shared voting and investment power with respect to the shares owned by the Beatrice C. Edison Irrevocable Trust, the David A. Edison Revocable Trust, the Bernard A. Edison Revocable Trust and his wife.

(14)	Consists of an aggregate of 697,000 shares of our common stock held by Special Situations Fund III, L.P., and its affiliates. Austin W. Marxe and David M. Greenhouse share sole voting and investment power over 150,000 shares of common stock owned by Special Situations Cayman Fund, L.P., 447,000 shares of common stock owned by Special Situations Fund III, L.P., and 100,000 shares of common stock owned by Special Situations Private Equity Fund, L.P. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. Messrs. Marxe and Greenhouse are also members of MG Advisers L.L.C., the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. The business address for each of these entities is 153 E. 53rd Street, 55th Floor, New York, NY 10022. The information in this footnote is primarily based on a Schedule 13G filed with the SEC on March 10, 2004.

Executive Compensation

Summary Compensation Table

      The following table sets forth certain information with respect to the compensation paid or awarded by us to our chief executive officer, Mr. Peter Edison, and the four most highly compensated other executive officers, the “named executive officers,” for our last three fiscal years:

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Awards	Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	(#)	($)	($)(3)

Peter A. Edison	2003	290,000	145,000	—	—	—	—	—
Chairman of the Board and	2002	282,596	—	—	—	—	—	—
Chief Executive Officer	2001	259,285	187,425	—	—	—	—	914

Michele A. Bergerac	2003	290,000	145,000	—	—	—	—	1,200
President and Director	2002	282,596	—	—	—	—	—	—
	2001	259,285	187,425	—	—	—	—	1,575

Stanley K. Tusman	2003	215,000	107,500	—	—	—	—	6,118
Executive Vice President —	2002	215,000	—	—	—	—	—	4,951
Inventory and Information	2001	187,500	125,063	—	—	—	—	6,526
Management

Mark D. Ianni	2003	205,000	102,500	—	—	—	—	923
Executive Vice President —	2002	200,962	—	—	—	—	—	—
General Merchandise Manager	2001	180,769	126,730	—	—	—	—	1,520

Joseph R. Vander Pluym	2003	190,000	71,250	—	—	—	—	—
Executive Vice President —	2002	185,962	—	—	—	—	—	—
Stores	2001	175,000	58,275	—	—	—	—	1,395

(1)	Reflects bonuses earned in fiscal year 2001 and fiscal year 2003, paid in the following year. No bonuses were earned for fiscal year 2002.

(2)	Applicable regulations set reporting thresholds for certain non-cash compensation if the aggregate amount is in excess of the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officers. The dollar value of this non-cash consideration for each named executive officer was less than the established reporting thresholds.

(3)	Consists of employer contributions to our 401(k) plan, except that in the case of Mr. Tusman the amounts also include $4,951 relating to premiums paid on a life insurance policy solely for the benefit of Mr. Tusman.

Option/ SAR Grants in Last Fiscal Year

      There were no individual grants of stock options to the named executive officers during fiscal year 2003.

Option Exercises

      The following table sets forth information regarding aggregate option exercises during fiscal year 2003 and the number and value of exercisable and unexercisable options to purchase our common stock held by the named executive officers as of January 3, 2004. None of the named executive officers exercised any of our stock options during fiscal year 2003.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

	Shares		Number of Securities
	Acquired on	Value	Underlying Unexercised		Value of Unexercised
	Exercisable	Realized	Options at		In-the-Money Options at
Name	(#)	($)	January 3, 2004(1)		January 3, 2004(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Peter A. Edison	—	—	—	—	$—	$—
Michele A. Bergerac	—	—	116,321	—	900,325	—
Stanley K. Tusman	—	—	58,160	—	450,158	—
Mark D. Ianni	—	—	58,160	—	450,158	—
Joseph R. Vander Pluym	—	—	5,816	—	45,016	—

(1)	Includes options amended to be covered by our 2003 Stock Option Plan. For more information about our stock option plan, please see “Incentive Plans — 2003 Stock Option Plan.”

(2)	There was no public trading market for our common stock as of January 3, 2004. Accordingly, these values have been calculated on the basis of the initial public offering price of $7.75 per share, less the exercise price per share, multiplied by the total number of shares underlying the options.

Bakers Footwear Group, Inc. Cash Bonus Plan

      Prior to the consummation of our initial public offering our board of directors and our shareholders approved the Bakers Footwear Group, Inc. Cash Bonus Plan, which we refer to as the “Cash Bonus Plan.” The material terms of the Cash Bonus Plan are outlined below.

      General Terms. The Cash Bonus Plan’s purpose is to further align the interests of management with our shareholders by providing management employees with cash incentives in addition to current compensation to attain certain performance goals and to attract and retain the services of competent management employees. The Cash Bonus Plan is also intended to provide qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Our Cash Bonus Plan was approved by our shareholders prior to the completion of this offering. No additional amounts may be paid under the plan for any fiscal year beginning after December 31, 2007, unless the plan is again approved by our shareholders.

      Administration. The Cash Bonus Plan is administered by our compensation committee which must consist of at least three “outside” members of our board of directors (as defined in the plan). Our compensation committee has complete authority to interpret the Cash Bonus Plan, to prescribe, amend and rescind rules and regulations pertaining to it, and to make all other determinations necessary or advisable for the administration of the plan. Our board of directors may at any time amend the Cash Bonus Plan in any fashion or terminate the plan. However, our board cannot make any amendment which would cause bonuses payable under the plan to fail to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

      Eligibility. All of our employees that we have classified as management employees are eligible to participate in the plan.

      Performance Goals. For each fiscal year beginning with fiscal year 2004, our compensation committee will, no later than the 90th day of the year, establish performance goals for that year, the results of which are substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code and regulations thereunder. These performance goals will be based on one or more of the following business criteria: sales growth; operating income; return on assets; stock price; earnings per share; cash flow; market share; costs; debt to equity ratio or earnings before interest, taxes, depreciation and amortization.

      Payment of Bonuses. At the time that the performance goals for the fiscal year are established, our compensation committee will also establish an objective formula for determining bonuses based on a specified percentage of annual base salary. This formula will be based on the attainment, in whole or in part, of the performance goals for that year. The maximum bonus payable to any participant for any fiscal year shall not exceed $1 million. The formula established for any fiscal year must preclude any discretion by the committee to increase the amount of the bonus under the Cash Bonus Plan. After the end of each fiscal year, our compensation committee must certify in writing whether the performance goals for that fiscal year have been attained, in whole or in part, and the bonus payable to each participant for that fiscal year, if any, will be determined in accordance with that certification. In the event a participant terminates employment with us during any fiscal year for any reason, that participant will not be entitled to receive any bonus under the plan for that year.

2003 Stock Option Plan

      General Terms. The Bakers Footwear Group, Inc. 2003 Stock Option Plan, which we refer to as the “2003 Plan,” was approved by our board of directors and our shareholders prior to the consummation of our initial public offering. The 2003 Plan provides for the grant of options intended to qualify as “incentive stock options” or “ISOs” under Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as “Nonqualified Stock Options.” Currently, all options outstanding are nonqualified stock options.

      Authorized Shares. The total number of shares of common stock reserved for issuance under the 2003 Plan is 868,992 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change), including 268,992 shares underlying immediately exercisable options under a predecessor stock option plan prior to our initial public offering. In connection with our initial public offering, those prior option holders amended their option awards generally to be covered by the 2003 Plan. Under the 2003 Plan, the maximum number of shares underlying ISOs is 600,000. Generally, shares covered by an award which is forfeited, canceled, or expires, shares withheld for tax purposes and shares repurchased are again available under the 2003 Plan.

      Administration. The 2003 Plan is administered by the compensation committee of our board of directors, which selects the eligible persons to whom options will be granted. The compensation committee also determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable. Further, the compensation committee interprets the provisions of the 2003 Plan and, subject to certain limitations, may amend the 2003 Plan. The compensation committee must consist of two or more non-employee directors (as defined in the 2003 Plan) and has authority to appoint a subcommittee whose members qualify as “outside” directors under Section 162(m) of the Internal Revenue Code. This committee may delegate to our chief executive officer the authority to determine the individuals, except for executive officers, to whom, and the time at which and the terms upon which, options shall be granted. Each option granted under the 2003 Plan will be evidenced by a written agreement between us and the optionee.

      Eligibility. Options may be granted under the 2003 Plan to all employees (including officers) and directors of, and certain consultants and advisors to, us or any of our subsidiaries. The maximum number of shares underlying options which may be awarded to a participant under the plan is 100,000 per year, except that any new chief executive officer may be awarded twice this amount upon being named to that position.

      Terms of options. The exercise price for ISOs granted under the 2003 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted, except for ISOs granted to shareholders holding 10% or more or our voting power must have an exercise price of not less than 110% of the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonqualified Stock Options is determined by our board of directors. ISOs granted under the 2003 Plan have a maximum term of ten years, except for grants to any 10% shareholders which are subject to a maximum term of five years. The exercise price of options granted under the 2003 Plan may be paid by check, our common stock or any combination of the foregoing in the discretion of the committee. Options granted under the 2003 Plan are not transferable, except by will and the laws of descent and distribution. The total amount of ISOs that may be exercised by any individual person in any fiscal year is limited; however, there is no such limit with respect to Nonqualified Stock Options. Our compensation committee will have reserved the right to condition the exercise of each option on our maintaining an effective registration statement relating to the common stock underlying the options.

      Termination of employment. Upon termination of employment for any reason, all vesting of options under the 2003 Plan stops. Thereafter, the time period in which the optionee may exercise vested options depends on the circumstances of termination. If the optionee retires, dies or is disabled (as defined in the 2003 Plan), this time period is one year. If the optionee voluntarily terminates employment, or employment terminates for any other reason, all unexercised options lapse. However, if the employment terminates with our consent and approval, then our compensation committee may, in its absolute discretion, permit the optionee to exercise vested options for the next three months. In any case, all options must be exercised within ten years of the date of grant.

      Change of control. The 2003 Plan generally provides that upon a change of control, all outstanding options immediately vest. The 2003 Plan generally defines a change of control as:

•	the acquisition of beneficial ownership of 50% or more of our common stock or combined voting power by any person, entity or group (as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934), except for Peter Edison and Bakers;

•	specific changes to our incumbent board of directors; or

•	approval of a reorganization, merger or consolidation in which our then current shareholders would not thereafter own more than 50% of our voting stock.

      The 2003 Plan also provides that the compensation committee may make such determinations as it considers appropriate to adjust the number, exercise price and class of shares subject to each outstanding option and to the class of shares and number of options available under the plan by reason of stock dividends, recapitalizations, mergers, consolidations, spin-offs, split-offs, split-ups, combinations or exchanges of shares and the like.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      We have entered into employment agreements with each of our named executive officers, which are summarized below:

      Mr. Edison’s agreement has an initial term of three years, commencing upon the consummation of our initial public offering. Mr. Edison’s agreement is renewable automatically for additional one year terms. The agreement may be immediately terminated by us for cause (as defined in the agreement). The agreement may also be terminated by us or Mr. Edison, without cause, upon 90 days notice by either party. As compensation for his services, Mr. Edison receives an annual base salary as determined by our compensation committee, which was increased to $305,000 per annum beginning in April 2004. Mr. Edison will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our cash bonus plan. The agreement also provides that for the term of the agreement and for two years thereafter, Mr. Edison may not become employed by or interested directly or indirectly in or associated with any entity that competes with us in the sale at retail of women’s or men’s shoes.

      Mr. Edison’s employment agreement also provides that he is entitled to a payment upon the occurrence of a trigger event. For Mr. Edison, a trigger event is defined as: (i) his termination without cause, or (ii) following a change in control of the Company any of the following occurs: (a) a material reduction in his base salary, (b) Mr. Edison is not allowed to participate in bonus plans or (c) a material reduction in the nature or status of his duties or responsibilities.

      Upon the occurrence of a trigger event, Mr. Edison is entitled to a one time payment equal to three times his current base salary (as defined in the agreement).

      Ms. Bergerac’s agreement was entered into as of April 1, 2002 and has a term of three years, renewable automatically for additional three-year terms. The agreement may be immediately terminated by us for cause (as defined in the agreement). The agreement may also be terminated by us or by Ms. Bergerac without cause upon 90 days notice by either party. As compensation for her services, Ms. Bergerac receives a base salary, which was increased to $305,000 per annum beginning in April 2004. Ms. Bergerac’s annual salary will be determined, or recommended to our board of directors for determination, by our compensation committee. Ms. Bergerac’s salary may not be less than her salary as of the effective date of her agreement, and will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Ms. Bergerac may not become employed by or interested directly or indirectly in or associated with certain of our competitors. If Ms. Bergerac is terminated for disability or without cause, she is entitled to severance pay equal to her monthly base salary at the time of termination multiplied by the lesser of the number of months remaining in the employment term or 18 months.

      Ms. Bergerac’s employment agreement also provides that she is entitled to a payment upon the occurrence of a trigger event. For Ms. Bergerac, a trigger event is defined as:

•	her not being selected chairman and chief executive officer after Peter Edison ceases to occupy those positions; or

•	within three years of her becoming our chairman and chief executive officer there is a material reduction in the nature or status of her duties and responsibilities, she is terminated without cause or there is a reduction in her overall compensation.

      Upon the occurrence of a trigger event, Ms. Bergerac is entitled to a one time payment equal to three times the sum of:

•	her current base salary (as defined in the agreement); and

•	the average bonus payments made by us to Ms. Bergerac in the two calendar years immediately preceding the trigger event.

      Mr. Tusman’s agreement was entered into in September 2002 and has a term of two years, renewable automatically for additional two-year terms. The agreement may be immediately terminated by us for cause (as defined in the agreement). The agreement may also be terminated by us or Mr. Tusman, without cause, upon 90 days notice by either party. As compensation for his services, Mr. Tusman receives a base salary, which was increased to $236,500 per annum beginning in April 2004. Mr. Tusman’s annual salary will be determined, or recommended to our board of directors for determination, by our compensation committee. Mr. Tusman’s salary may not be less than his salary as of the effective date of his agreement, and will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Mr. Tusman may not become employed by or interested directly or indirectly in or associated with certain of our competitors. If Mr. Tusman is terminated for disability or without cause, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by the lesser of the number of months remaining in the employment term or 18 months.

      Mr. Tusman’s employment agreement also provides that he is entitled to a payment upon the occurrence of a trigger event. For Mr. Tusman, a trigger event is defined as:

•	Peter Edison ceasing to be our Chairman and Chief Executive Officer of the Company and within two years

•	there is a material diminution in the nature or status of Mr. Tusman’s duties and responsibilities,

•	Mr. Tusman’s employment is terminated without cause, or

•	there is a reduction in his overall compensation;

•	Mr. Tusman is terminated without cause and subsequently within six months Peter Edison is no longer our Chairman and Chief Executive Officer of the Company; or

•	The Company’s home office is transferred out of the St. Louis metropolitan area.

      Upon the occurrence of a trigger event, Mr. Tusman is entitled to prepayment of his life insurance premiums for a period of two years and a one time payment equal to:

•	two times the sum of his current base salary (as defined in the agreement); and

•	the average bonus payments made by us to Mr. Tusman in the two calendar years immediately preceding the trigger event.

      Mr. Ianni’s agreement was entered into in December 2003 and has a term of one year, renewable automatically for additional one-year terms. The agreement may be immediately terminated by us for cause (as defined in the agreement). In the event of a change in control (as defined in the agreement), the agreement may also be terminated by us or Mr. Ianni, without cause upon 30 days notice by either party. As compensation for his services, Mr. Ianni receives a base salary, which was increased to $215,000 per annum beginning in April 2004. Mr. Ianni’s annual salary will be determined by our compensation committee. Mr. Ianni also will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Mr. Ianni may not become employed by or interested directly or indirectly in or associated with certain of our competitors. If Mr. Ianni is terminated without cause due to a change in control, or such change in control results in a material diminution of the nature and status of his duties and responsibilities, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by six months. If Mr. Ianni is terminated as a result of the elimination of his position, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by three months.

      Mr. Vander Pluym’s agreement was entered into in December 2003 and has a term of one year, renewable automatically for additional one-year terms. The agreement may be immediately terminated by us for cause (as defined in the agreement). In the event of a change of control (as defined in the agreement), the agreement may also be terminated by us or Mr. Vander Pluym, without cause, upon 30 days notice by either party. As compensation for his services, Mr. Vander Pluym receives a base salary, which increased to $210,000 per annum beginning in April 2004. Mr. Vander Pluym’s salary may not be less than his salary as of the effective date of his agreement. Mr. Vander Pluym’s annual salary will be determined by our compensation committee. Mr. Vander Pluym also will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Mr. Vander Pluym may not become employed by or interested directly or indirectly in or associated with certain of our competitors. If Mr. Vander Pluym is terminated without cause due to a change in control, or such change in control results in a material diminution of the nature and status of his duties and responsibilities, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by six months. If Mr. Vander Pluym is terminated as a result of the elimination of his position, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by six months.

Equity Compensation Plan Information

      In General. We have only the 2003 Stock Option Plan under which our equity securities are authorized for issuance to employees or non-employee directors in exchange for goods or services. The 2003 Stock Option Plan was approved by our shareholders prior to the consummation of our initial public offering.

      The following table shows for this plan the number of shares of common stock to be issued upon exercise of options outstanding at March 31, 2004, the weighted average exercise price of those options, and the number of shares of common stock remaining available for future issuance, excluding shares to be issued upon exercise of outstanding options. We do not have any equity compensation plans assumed by us in mergers.

Equity Compensation Plan Table

Number of
	Securities to be	Weighted-	Number of Securities
	Issued Upon	average	Remaining Available for
	Exercise of	Exercise Price	Future Issuance Under
	Outstanding	of Outstanding	Equity Compensation
	Options,	Options,	Plans (Excluding
	Warrants and	Warrants and	Securities to be Issued
Plan Category	Rights	Rights	Upon Exercise)

Equity compensation plans approved by security holders(1)	573,492	$4.13	295,500
Total	573,492	$4.13	295,500

(1)	Prior to our initial public offering, we had a predecessor stock option plan in effect which allowed us to grant nonqualified stock options. Under the 2003 Plan, which was approved by our shareholders as of January 3, 2004, all of the options granted under the predecessor stock option plan are deemed to be covered by the 2003 Plan. All of the option holders under the predecessor plan also agreed to amend their option award agreements to have their options governed by the 2003 Plan on generally the same terms and conditions. At March 31, 2004, under the 2003 Plan, there was a total of 268,992 shares of common stock to be issued upon exercise of outstanding and fully exercisable options at a weighted average exercise price of $0.01 per share. On February 10, 2004, after the consummation of our initial public offering, we granted nonqualified stock options to purchase 304,500 shares of our common stock to certain of our employees and directors at an exercise price of $7.75 per share, the initial public offering price, pursuant to the 2003 Plan. The options vest in five equal annual installments beginning on the first anniversary of the date of grant. As a result, as of March 31, 2004, there were an additional 304,500 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $7.75 per share. As of the same date, 295,500 shares of common stock remain available for future issuance (excluding shares to be issued upon exercise of outstanding options).

      For more information about the 2003 Plan, see “Executive Compensation — 2003 Stock Option Plan” above.

Committee Reports

Report of the Compensation Committee on Executive Compensation

      The compensation committee of the board of directors was formed on February 10, 2004, immediately following the Company’s initial public offering. Prior to that time, compensation decisions were made by Peter Edison, the Company’s Chairman of the Board and Chief Executive Officer, the sole director at the time. The committee, which is currently comprised of three non-employee directors, now administers our executive compensation program. The committee works with management to develop compensation plans and is responsible for determining the compensation of each executive officer.

      Our executive compensation program is intended to align executive compensation with our business objectives and the executive’s individual performance and to enable us to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to our long-term success. In analyzing executive compensation, the committee is guided by the following principles: (i) the total compensation payable to executive officers should be sufficiently competitive with the compensation paid by other footwear and retail companies of similar size for officers in comparable positions so that we can attract and retain qualified executives, and (ii) individual compensation should include components which reflect both the financial performance of the Company and the performance of the individual.

      The compensation of our executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, our compensation program attempts to limit increases in salaries and favors bonuses based on performance measures and individual merit. The committee believes that executive compensation should be designed to motivate executives to increase shareholder value and further believes that executive officers can best increase shareholder value by managing our sales and operating results.

  Base Salary

      The committee determines or recommends for determination the base salary for executives annually on a subjective basis in accordance with each officer’s respective employment agreement, based upon historical compensation levels of our executives and the individual performance of the executives in the preceding year. The Company targets executives’ annual salaries to be competitive with comparable companies in the footwear and retail industries with whom the Company competes for management. In fiscal year 2003, the base salaries of the executive officers were not changed. In the first quarter of fiscal year 2004, the committee determined to increase the base salaries of executive officers by an average of 10% in light of the operating results for fiscal year 2003, the successful completion of the initial public offering and other factors.

  Cash Bonus Plan

      Prior to the initial public offering, our sole director adopted various bonus targets for fiscal year 2003 derived from a formula based on “pre-tax profit.” For this purpose, pre-tax profit means net income plus depreciation expense, state income tax expense and bonuses, as adjusted in the discretion of the board of directors. For fiscal year 2003, for any bonuses to be paid, pre-tax profit had to be at least $4 million. Potential bonuses for executive officers for fiscal year 2003 ranged between 5% of salary and 114.3% of salary depending on the level of pre-tax profit. Bonuses for fiscal year 2003 are set forth in the Summary Compensation Table. These bonuses were paid during fiscal year 2004.

      For fiscal year 2004, the committee adopted bonus targets for the executive officers under the Bakers Footwear Group, Inc. Cash Bonus Plan, which plan was approved by shareholders prior to the initial public offering. For fiscal year 2004, the targets are based on pre-tax profit minus an appropriate tax rate. For any bonus to be paid, this measure must be at least $1,066,000. Bonuses can range from between 5% and 114.3% of salary. The committee approved the bonus goals, based upon the operating plan for fiscal year 2004.

  Stock-Based Compensation

      Prior to the initial public offering, our sole director made decisions regarding the granting of stock options under a predecessor stock option plan. There were no awards of options to any executive officers in fiscal year 2003. The committee administers the Bakers Footwear Group, Inc. 2003 Stock Option Plan, which was approved by shareholders prior to the initial public offering. Awards of stock options under the plan are intended to closely tie the long-term interests of our executives and our shareholders and to assist in the retention of executives. The committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. The committee’s determination of the size of option grants is generally intended to reflect an executive’s position with the Company and his or her contributions to the Company, without regard to his or her existing stock ownership. Options generally have a five-year vesting period to encourage key employees to continue in the employ of the Company. The committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. On February 10, 2004, the committee authorized the grant of options relating to 305,000 shares of common stock, of which 115,000 were granted to executive officers.

  Chief Executive Officer Compensation

      Prior to the initial public offering, Mr. Edison’s salary was determined by Mr. Edison, the sole director at the time, within the restrictions of his employment agreement. In the future, the committee expects to base his salary on the same policies and criteria as the other executive officers. Mr. Edison has not participated in deliberations of the committee concerning his own compensation or in setting his performance objectives or goals. In fiscal year 2003, Mr. Edison’s base salary was $290,000. In the first quarter of fiscal year 2004, the committee increased Mr. Edison’s base salary to $305,000, based on the operating results for fiscal year 2003, the successful completion of the initial public offering and other factors. Mr. Edison received a bonus of $145,000, or 50% of salary, for fiscal year 2003.

  Deductibility of Compensation

      The goal of the committee is to comply with the requirements of Section 162(m) of the Code, to the extent deemed practicable, with respect to options and our cash bonus program, as well as the limits approved by the Company’s shareholders, in order to avoid losing the deduction for compensation in excess of $1 million paid to one or more of the named executive officers. We have generally structured our compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible. However, the committee may elect to provide compensation outside those requirements when it deems appropriate to achieve its compensation objectives.

COMPENSATION COMMITTEE
Andrew N. Baur, Chair
Timothy F. Finley
Scott C. Schnuck

April 7, 2004

Report of the Audit Committee

      The audit committee oversees the Company’s financial reporting process on behalf of your board of directors. Management is primarily responsible for the financial statements and reporting process including the systems of internal controls, while the independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

      In this context, the committee has met and held discussions with management and the independent auditors. The committee discussed with the Company’s independent auditors the overall scopes and plans for their audit. The committee has met with the independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the financial statements with management and the independent auditors, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

      The Company’s independent auditors also provided to the committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU §380). The audit committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

      In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2004 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young LLP as the Company’s independent auditors for fiscal year 2004.

      The members of the committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the advice and assurances of the independent auditors. While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations and the Company’s business conduct policies. Accordingly, the oversight provided by the committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal financial controls, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the Company’s financial statements by the independent auditor has been carried out in accordance with auditing standards generally accepted in the United States.

AUDIT COMMITTEE
Harry E. Rich, Chair
Andrew N. Baur
Timothy F. Finley

March 26, 2004

Principal Accounting Fees and Services

      The following fees were paid to Ernst & Young LLP, our independent auditors, for services rendered in fiscal year 2002 and fiscal year 2003:

	Amount Billed for
	Fiscal Year

Description of Professional Service	2002	2003

Audit Fees — professional services rendered for the audit of our annual financial statements, SEC registration statements, comfort letters and consents in connection with the initial public offering and for quarterly reviews of the financial statements	$164,000	$620,779
Audit-Related Fees — assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of financial statements	—	—
Tax Fees — professional services rendered by Ernst & Young LLP for tax compliance, tax consulting and tax planning	—	—
All Other Fees	—	—
Total Ernst & Young LLP Fees	$164,000	$620,779

      As described in audit committee charter, which was adopted in February 2004, it is the audit committee’s policy and procedure to review and consider and ultimately pre-approve, where appropriate, all audit and non-audit engagement services to be performed by our independent auditors. The audit committee’s pre-approval policy is attached to the audit committee charter which has been attached as Appendix A hereto, which is incorporated herein by reference. The audit committee was formed after our initial public offering in February 2004. As a result, the committee did not pre-approve any of the services provided by Ernst & Young for fiscal years 2002 and 2003. Prior to our initial public offering, we had only one director who approved those services.

Stock Price Performance Graph

      Our common stock was not publicly traded until after our initial public offering in February 2004. As a result, the presentation of a performance graph comparing our market price through our last fiscal year is not applicable.

      In accordance with the rules of the SEC, the information contained in the Report of the Compensation Committee on Executive Compensation, the Report of the Audit Committee and the Stock Price Performance Graph, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Certain Other Information Regarding Management

      Andrew N. Baur, one of our directors, is a director of Marshall & Ilsley Corporation and Chairman of Southwest Bank of St. Louis, a subsidiary of Marshall & Ilsley. Marshall & Ilsley acquired Mississippi Valley Bancshares, Inc. in October 2002. Prior to that transaction, Mr. Baur had been the Chairman and Chief Executive Officer and the owner of 12.5% of Mississippi Valley Bancshares, Inc. Marshall & Ilsley is a ten percent participant in our credit facility with Fleet Retail Finance, Inc. In June 1999, we borrowed $500,000 from Mississippi Valley Capital Company, which at that time was a subsidiary of Mississippi Valley Bancshares. The note was originally payable on January 31, 2003 with interest at 6%. In connection with this loan, Mississippi Valley Capital Company also acquired a warrant to purchase 76,907 shares of our common stock at an aggregate exercise price of $76.91. In connection with Marshall & Ilsley’s acquisition of Mississippi Valley Bancshares, the note and warrant held by Mississippi Valley Capital Company were transferred to Mississippi Valley Capital, LLC, a manager-managed limited liability company. On January 31, 2003, the note and the warrant were extended when we amended and restated the note payable and warrant. The amended and restated note bore interest at the rate of 10% per annum and was due on March 1, 2004. The note and warrant were also secured by a security agreement covering substantially all of our assets in favor of Mississippi Valley Capital, LLC. Under the note, among other things, we were obligated to retain Peter Edison as our chief executive officer. The amended and restated warrant was redeemable on March 1, 2004, for $850,000. On March 1, 2004, we repaid the note and redeemed the warrant. We paid an aggregate of $50,900 in interest on the note during fiscal year 2003 and $20,936 during fiscal year 2004. Mr. Baur is one of the two managers of Mississippi Valley Capital, LLC, and his children are three of the four members. In addition, also in June 1999, we entered into another subordinated note agreement with Southwest Bank in the principal amount of $95,000, which was paid in full, including accrued interest of $30,961, in fiscal year 2003.

      In October 1997, we entered into a subordinated note agreement under which as of January 3, 2004 we owed approximately $360,000 payable to our prior Class B shareholders. The note bore interest at 8% per annum. Payments of principal and interest were due quarterly. In fiscal year 2002, we also paid approximately $151,000 as an additional principal payment under the note. The note was secured by a security agreement, a $425,000 standby letter of credit and the personal guaranty of Peter Edison, our Chairman of the Board and Chief Executive Officer. On March 31, 2004, we repaid the note. During fiscal year 2003, we paid an aggregate of $160,000 to the note holders. We paid an aggregate of $367,105 to the note holders during fiscal year 2004.

      We have a $25.0 million secured revolving credit facility with Fleet Retail Finance, Inc. under which Mr. Peter Edison provided a limited guaranty of collection under that facility up to $500,000. We paid an aggregate of $1,065,642 in fees and interest under the facility during fiscal year 2003 and $102,879 during fiscal year 2004. We repaid the balance of approximately $4.9 million under our credit facility with the proceeds of our initial public offering.

      Joseph Russell, who owned in excess of five percent of our shares outstanding prior to our initial public offering, is a part owner and executive officer of Elan-Polo Inc., one of our suppliers. During fiscal year 2003, we purchased approximately $733,000, in merchandise from Elan-Polo.

      In the first quarter of fiscal year 2002, we sold portions of our subordinated convertible debentures due 2007 as part of our offering of $4.9 million of our subordinated convertible debentures in a private offering to several investors, including each of Julian Edison ($500,000), one of our shareholders and a cousin of Peter Edison, an entity affiliated with Mississippi Valley Capital Company ($500,000) and entities affiliated with Crown Capital Corporation ($900,000), of which Harry Rich, one of our directors, was serving at the time as Executive Vice President and Managing Director. In January 2003, the debentures held by the affiliate of Mississippi Valley Capital Company were transferred to a wholly owned subsidiary of Marshall & Ilsley, of which Andrew Baur, one of our directors, is a director. The subordinated convertible debentures initially were convertible into an aggregate of 448,302 shares of our common stock at a conversion price of $10.93. Pursuant to an exchange agreement entered into on January 2, 2004, we exchanged our subordinated convertible debentures for newly issued subordinated convertible debentures with our then current subordinated convertible debenture holders, including Julian Edison and the entities affiliated with Messrs. Baur and Rich. These new subordinated convertible debentures automatically converted into an aggregate of 653,331 shares of common stock at a conversion price of $7.50 upon the consummation of our initial public offering. The new subordinated convertible debentures generally had the same maturity and interest provisions as the extinguished subordinated convertible debentures. The old subordinated convertible debentures bore interest at the rate of 7% on January 1, 2003, which rate increased to 9% on January 1, 2004 and would have increased to 11% on January 1, 2005. We also agreed to register, concurrently with our initial public offering in a separate registration statement, for sale the common stock underlying the new subordinated convertible debentures. The holders of the common stock underlying the new subordinated convertible debentures have agreed not to sell these shares until June 30, 2004 without the prior written consent of Ryan Beck & Co., Inc., one of the representatives of the underwriters in our initial public offering. We paid an aggregate of $343,000 in interest on the subordinated convertible debentures in fiscal year 2003 and $49,000 in fiscal year 2004 prior to conversion.

      In connection with the closing of our initial public offering, we sold to the representatives of the underwriters and their designees warrants to purchase 216,000 shares of common stock at an exercise price equal to $12.7875 per share, subject to antidilution adjustments. The representatives paid a purchase price of $0.0001 per warrant. The warrants are restricted from sale, transfer, assignment, pledge or hypothecation by any person until February 5, 2005, except to some directors, officers, employees and affiliates of the representatives. The warrant holders may exercise the warrants as to all or any lesser number of the underlying shares of common stock at any time during the four-year period commencing on February 5, 2005.

      We are required for a period of five years after February 5, 2004, (i) at the request of a majority of the warrant holders, to use our best efforts to file one registration statement, at our expense, covering the sale of the shares of common stock underlying the warrants and (ii) at the request of any holders of warrants, to file additional registration statements covering the shares of common stock underlying the warrants at the expense of those holders. We are required to maintain the effectiveness of any demand registration statement for up to nine consecutive months. Except for the registration rights that we have granted to the prior holders of our subordinated convertible debentures, we have agreed not to make any registered offering of our securities, with limited exceptions, or to include any other shares on any such demand registration statement, at any time that we are required to maintain the effectiveness of a demand registration statement, without first obtaining the consent of a majority of the holders of warrants and warrant shares that are not then held by the public or by us or other excepted persons who have a relationship with us and our affiliates. In addition, we are required to include the shares of common stock underlying the warrants in any appropriate registration statement we file during the six years following the consummation of our initial public offering.

      We have granted to Ryan Beck, for a period of five years after February 3, 2004, the right to designate for election to our board of directors, and to solicit proxies in support of, one person. The designee may be a director, officer, employee or affiliate of Ryan Beck. If Ryan Beck were to elect not to exercise this right or if its designee were not elected or was unable to serve, it would have the option to designate an observer to attend meetings of our board. We have agreed to reimburse Ryan Beck for its designee’s associated expenses.

      We have also agreed not to offer, sell or grant any options, warrants or other securities convertible or exchangeable for common stock to any of our directors, officers or employees at an exercise price less $7.75 per share for a period of three years after February 5, 2004 without the prior written consent of the representatives.

      We also entered into a financial advisory agreement with Ryan Beck, under which we have agreed to retain Ryan Beck as our financial advisor in connection with any strategic or financial transactions or other identified activities that we may undertake during the two-year term of the agreement. In exchange for these services, we have agreed to pay Ryan Beck a percentage of the total consideration or transaction value calculated as set forth in the agreement, related to such possible future transactions (with some exceptions) and to reimburse Ryan Beck for its reasonable expenses. We are not obligated under the agreement to enter into any transaction, and we have no current plans to do so during the term of the agreement, which Ryan Beck may cancel at any time upon 10 days notice to us.

      Prior to our initial public offering, Ryan Beck received placement agent and financial advisory fees aggregating $635,000 for services previously provided to us which were unrelated to the initial public offering. Ryan Beck was reimbursed approximately: $65,000 for out-of-pocket expenses and legal expenses incurred in connection with its acting as placement agent for our private placement of $4.9 million in aggregate principal amount of our convertible debentures in April 2002; and $23,000 for out-of-pocket expenses incurred in connection with financial advisory services rendered to us in 2002. In connection with but prior to our initial public offering, Ryan Beck was reimbursed approximately $250,000 and was paid a $75,000 advance for out-of-pocket expenses and legal expenses.

      We paid approximately $1.9 million to the representatives of the underwriters as underwriting discounts and other fees in connection with our initial public offering, including the exercise of the underwriters’ over-allotment option. Ryan Beck was one of the representatives of the underwriters in our initial public offering.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires all Company executive officers, directors, and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during the last fiscal year.

General Information

Shareholder Proposals

Proposals Included in Proxy Statement

      Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2005 annual meeting and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than December 13, 2004, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

      If a shareholder wishes to present a proposal at the Company’s annual meeting in the year 2004 or to nominate one or more directors and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance written notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s by-laws. For business to be properly brought before a meeting by a shareholder of record, or to nominate a person for election as a director, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public notice of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the 10th day following the day on which such notice of the date of the meeting was mailed or on which such public notice was given. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to exercise of discretionary voting authority. Our bylaws contain specific requirements for the notice, which are summarized below. For nominations, a shareholder’s notice must set forth as to each proposed nominee:

•	the name, age, business and residential address, and principal occupation or employment of the nominee;

•	the class and number of shares of capital stock that are beneficially owned by such nominee on the date of such notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person(s) pursuant to which the nomination(s) are to be made by the shareholder;

•	all other information relating to such shareholder(s) or any nominee(s) of such shareholder(s) that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934 and

•	a representation that the shareholder(s) intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

      For all other proposals, as to each matter of business proposed:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business;

•	the text of the business (including the text of any resolutions proposed and the language of any proposed amendment to our charter documents);

•	the name and address, as they appear in our shareholder records, of the shareholder(s) proposing such business;

•	the class and number of shares of the stock which are beneficially owned by the proposing shareholder(s);

•	any material interest of the proposing shareholder(s) in such business;

•	all other information relating to such shareholder that is required to be disclosed pursuant to Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934; and

•	a representation that the shareholder(s) intends to appear in person or by proxy at the meeting to propose such other business.

      Please see our bylaws for a more complete description of this process. Our shareholders may also provide recommendations for nominations, or may otherwise contact us. See “Information Regarding Board of Directors and Committees — Director Nominations” and “— Shareholder Communications Policy.”

Other Information

      The board of directors knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareholder proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

      The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees of the Company may solicit proxies on behalf of the Company. In addition, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their proxies.

      You are urged to vote promptly by marking, signing, dating, and returning your proxy card. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person.

Annual Report

      This proxy statement has been accompanied with or preceded by our Annual Report to Shareholders, which contains our Annual Report on Form 10-K, excluding exhibits, as filed with the SEC.

      We will provide a copy of our Annual Report on Form 10-K for our last fiscal year, without charge, to each person solicited, upon written request to our Secretary at our principal executive offices.

By Order of the Board of Directors,
BAKERS FOOTWEAR GROUP, INC.
LAWRENCE L. SPANLEY, JR.
Secretary

April 15, 2004

Appendix A

AUDIT COMMITTEE CHARTER

BAKERS FOOTWEAR GROUP, INC.

I.	STATEMENT OF PURPOSE

      The Audit Committee (the “Committee”) will assist the Board of Directors (the “Board”) of Bakers Footwear Group, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with regard to the Company’s accounting and financial reporting process and the Company’s independent auditors. The duties of the Committee are ones of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The primary responsibility for the Company’s financial statements and internal controls rests with the Company’s management. Similarly, it is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or to monitor the Company’s legal compliance programs. The primary responsibility for these matters also rests with the Company’s management. The Board of Directors recognizes that the Committee necessarily will rely on the advice and information it receives from the Company’s management, internal auditors and independent auditors. Recognizing these inherent limits on the scope of the Committee’s review, however, the Board expects the Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. The Board also expects that the Committee will maintain free and open communication with the other directors, the Company’s independent and internal auditors and the financial management of the Company.

II.	COMPOSITION OF THE COMMITTEE

      The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and the composition of the Committee shall, in the judgment of the Board, be such as to comply with the rules of the Securities and Exchange Commission and Rule 4350(d)(2) of The Nasdaq Stock Market Rules, or the applicable rule governing audit committees of such other national market system or exchange on which the Company’s stock may be traded from time to time, or any successor rules.

III.	MEETINGS

      The Committee shall meet at least four (4) times annually, or more frequently as the Committee may from time to time determine may be appropriate. No less than quarterly, these meetings shall include separate executive sessions with the Company’s Chief Financial Officer, the independent auditors and the Controller. Unless the Board has previously designated the Chair, the members of the Committee shall designate a Chair by majority vote. Two or more committee members shall constitute a quorum.

      Teleconferences may also be held at such other times as shall be reasonably requested by the Chair of the Board, Chair of the Committee, independent auditor, or the Company’s financial management.

      At the invitation of the Committee Chair, the meetings will be attended by the Chair of the Board, Chief Executive Officer, Chief Financial Officer, Controller, representatives from the independent audit firm, and/or other persons as are appropriate to matters under consideration.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

      The duties and responsibilities of the Committee shall include the following:

A. Independent Auditors

      1. Receive the written disclosures and letter from the Company’s independent auditors contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as the same may be modified or supplemented, and discuss with the independent auditors any issues required to be discussed regarding their objectivity and independence. The Committee shall monitor all relationships between the Company and the Company’s independent auditors for compliance with the auditor independence requirements of the Securities and Exchange Commission, including, but not limited to, rotation of audit partners, employment by the Company of former employees of the Company’s independent auditor and compensation practices of the independent auditors.

      2. The Committee shall implement procedures to assure that the Company’s independent auditors do not provide any services to the Company that are prohibited by the rules of the Securities and Exchange Commission or the Nasdaq Stock Market. The Committee shall pre-approve all audit and non-audit services (and related fees) that are to be provided to the Company by the Company’s independent auditors, pursuant to pre-approval policies and procedures set forth in Appendix A hereto. The Committee shall consider any significant non-audit assignments awarded to the independent auditors and determine whether or not these have any impact on the independence of the independent auditor in the performance of the annual audit.

      3. Annually evaluate the qualifications, quality control procedures, prior performance and independence of the Company’s current independent auditors, which shall be ultimately accountable to this Committee, as representatives of the shareholders.

      4. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) and the independent auditors shall report directly to the Committee. Based on the independent auditor’s representations regarding independence and the results of the Committee’s evaluation of the Company’s independent auditor, the Committee shall be directly responsible for determining whether the independent auditors should be reappointed or replaced. If a determination is made to replace the current independent auditors, the Committee shall be directly responsible for the appointment of such replacement.

      5. Meet with the independent auditors and financial management of the Company in advance of the annual audit to review its proposed scope, the proposed scope of the quarterly reviews, and the procedures to be followed in conducting the audit and the reviews.

      6. Review and approve the independent auditors’ annual engagement letter, and the compensation of the independent auditors.

      7. Review with the independent auditors any matters required to be discussed by Statement of Auditing Standards No. 61, as the same may be modified or supplemented.

      8. Review and discuss, prior to filing, the Company’s financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, proposed to be included in the Company’s Annual Report on Form 10-K with the Company’s financial management and independent auditors, including discussions about (i) critical accounting policies used by the Company, (ii) alternative accounting treatments that have been discussed by the independent auditors and management and the ramifications of using those alternatives, (iii) other written communications between the independent auditors and management (including any management letter or schedule of unadjusted differences), (iv) other major issues regarding accounting and auditing principles and practices, (v) consideration of the effect of regulatory accounting initiatives, as well as off-balance sheet structures on the financial statements, and (vi) the adequacy of the Company’s internal controls. If deemed appropriate after such review and discussion, recommend to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K.

      9. Review and discuss, prior to issuance or filing, the Company’s financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, proposed to be included in the Company’s public earnings reports and the Company’s Quarterly Reports on Form 10-Q with the Company’s financial management and independent auditors, including the results of the independent auditors quarterly reviews. The Chair of the Committee may represent the entire Committee for purposes of the Form 10-Q review.

      10. Discuss at least annually with the Company’s independent auditors the following: the adequacy and effectiveness of the Company’s internal financial controls; the management letter issued by the independent auditor and management’s response thereto; actions management has taken or progress it has made in addressing issues raised by the independent auditors; any disagreements with management; and major areas of financial risk.

      11. Review with management and the independent auditors any comments or inquiries from the Securities and Exchange Commission relating to the Company’s financial statements or other financial matters included in the Company’s filings with the Commission.

B. Internal Auditors or Internal Auditing Consultants

      1. Approve the annual audit plan, charter and staffing of the internal audit department, or the engagement of internal auditing consultants or similar persons.

      2. Discuss at least annually with the internal auditors or internal auditing consultants the effectiveness of the Company’s internal accounting controls, as well as any significant letters or reports to management issued by the internal auditors, and management’s responses thereto.

      3. Review annually with the independent auditor and the controller the coordination of audit efforts to ensure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

C. Management

      1. Discuss at least annually with the Company’s management and outside counsel the effectiveness of the Company’s legal compliance programs, any legal matters that may have a material impact on the Company’s financial statements and any material reports or inquiries received from regulators or government agencies.

      2. Review for potential conflict of interest situations all related party transactions involving the Company and any of the Company’s principal shareholders or members of the Board of Directors or senior management or any immediate family member of any of the foregoing. If the Committee determines that any such related party transaction creates a conflict of interest situation, the transaction must be approved by the Committee prior to the Company entering into such transaction.

      3. Authorize and oversee investigations deemed appropriate by the Committee into any matters within the Committee’s scope of responsibility as described in this Charter or as may subsequently be delegated to the Committee by the Board of Directors, with the power to retain and set the fees for, at Company expense, independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate in the discretion of the Committee.

      4. Prepare the disclosure required of this Committee by S-K Item 306 of the Securities and Exchange Commission regulations to be included in the Company’s annual proxy statement.

      5. Review and reassess the adequacy of this Charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate; ensure that this Charter is filed with the Securities and Exchange Commission, as required.

C. Other Matters

      1. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

      2. Report actions of the Committee periodically to the Board of Directors with such recommendations for action as the Committee deems appropriate.

      3. Maintain minutes or other records, either separately or within the minutes of the Board of Directors, of meetings and activities of the Committee.

      4. The Company shall provide the Committee with adequate funding, as determined by the Committee, for payment of compensation to the Company’s independent auditors and to any advisors engaged by the Committee.

      5. The Committee shall satisfy its responsibilities, if any, pursuant to any codes of conduct or policies as determined from time to time by the Board.

Appendix A

Audit and Non-Audit Service Pre-Approval Policy

Audit Fees:

      Annually, the Committee will review and approve the audit services and the estimated audit fees for the following fiscal year. The projections will be updated quarterly and the Committee will pre-approve any amounts exceeding the original estimates.

Non-Audit Services and Fees:

      Annually, and otherwise as necessary, the Committee will review and approve all non-audit services and the estimated fees for such services for the current fiscal year. For recurring services such as employee benefit plans, tax compliance, due diligence, internal control reviews, statutory filings and import/export reviews the Committee will review and approve the services and estimated total fees therefor by category of service. The projections will be updated quarterly and the Committee will pre-approve any amounts exceeding the original estimates. For non-recurring services such as tax or other consulting, the Committee will review and approve the services and estimated fees by category of service and all individual projects exceeding an amount determined by the Committee from time to time. The projections will be updated quarterly and the Committee will pre-approve any amounts exceeding the original estimates and any new projects exceeding an amount determined by the Committee from time to time.

Approval Matrix:

      Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman. Such approval will be reviewed with the entire Committee at the next quarterly meeting.

Appendix B

COMPENSATION COMMITTEE CHARTER

BAKERS FOOTWEAR GROUP, INC.

I.	STATEMENT OF PURPOSE

      The Compensation Committee (the “Committee”) will assist the Board of Directors (the “Board”) of Bakers Footwear Group, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with regard to the compensation of the Company’s Board and management.

II.	COMPOSITION OF THE COMMITTEE

      The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and all members of the Committee shall be independent pursuant to Rule 4200(a)(15) of The Nasdaq Stock Market Rules, or the applicable rule governing director independence of such other national market system or exchange on which the Company’s stock may be traded from time to time, or any successor rules.

III.	MEETINGS

      The Committee shall meet at least four (4) times annually, or more frequently as the Committee may from time to time determine may be appropriate. Unless the Board has previously designated the Chair, the members of the Committee shall designate a Chair by majority vote. Two or more committee members shall constitute a quorum.

      Teleconferences may also be held at such other times as shall be reasonably requested by the Chair of the Board, Chair of the Committee, independent auditor, or the Company’s financial management.

      At the invitation of the Committee Chair, the meetings will be attended by the Chair of the Board, Chief Executive Officer, representatives from any compensation consultant retained by the Company, and/or other persons as are appropriate to matters under consideration.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

      The duties and responsibilities of the Committee shall include the following:

1. Determine or recommend to the Board for determination the total compensation package, including salaries, bonuses, stock options, benefits and other compensation arrangements, for the Chief Executive Officer and other executive officers of the Company. The Chief Executive Officer may not be present at Committee meetings during discussions of Chief Executive Officer compensation.

2. Supervise the administration of any Company employee benefit plans, equity-based compensation plans or profit sharing plans.

3. Oversee performance evaluations of the Company’s executive officers in light of the Company’s corporate goals and other objectives and issues regarding management succession.

4. Prepare the Compensation Committee report required to be included in the Company’s annual proxy statement.

5. Consult with Company management regarding compensation policies and practices.

6. Make recommendations to the Board of Directors of the Company concerning the adoption of any compensation plan in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

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7. The Committee shall have the authority to engage independent advisors, including compensation consultants, at Company expense as the Committee may determine necessary in carrying out its responsibilities hereunder.

8. Review this Charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate.

9. Report actions of the Committee periodically to the Board of Directors with such recommendations for action as the Committee deems appropriate.

10. Maintain minutes or other records, either separately or within the minutes of the Board of Directors, of meetings and activities of the Committee.

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Appendix C

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

BAKERS FOOTWEAR GROUP, INC.

I.	STATEMENT OF PURPOSE

      The Nominating and Corporate Governance Committee (the “Committee”) will assist the Board of Directors (the “Board”) of Bakers Footwear Group, Inc. (the “Company”) in evaluating potential Director nominees, overseeing the composition and structure of the Board and the committees thereof and developing and implementing the Company’s corporate governance policies and practices.

II.	COMPOSITION OF THE COMMITTEE

      The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and all members of the Committee shall be independent pursuant to Rule 4200(a)(15) of The Nasdaq Stock Market Rules, or the applicable rule governing director independence of such other national market system or exchange on which the Company’s stock may be traded from time to time, or any successor rules.

III.	MEETINGS

      The Committee shall meet at least four (4) times annually, or more frequently as the Committee may from time to time determine may be appropriate. Unless the Board has previously designated the Chair, the members of the Committee shall designate a Chair by majority vote. Two or more committee members shall constitute a quorum.

      Teleconferences may also be held at such other times as shall be reasonably requested by the Chair of the Board, Chair of the Committee, independent auditor, or the Company’s financial management.

      At the invitation of the Committee Chair, the meetings will be attended by the Chair of the Board, Chief Executive Officer, representatives from any director search firm retained by the Company, and/or other persons as are appropriate to matters under consideration.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

      The duties and responsibilities of the Committee shall include the following:

1. Oversee the structure and operations of the Board and suggest to the Board any recommended changes thereto.

2. Recommend to the Board for determination all nominees for Board membership, whether for the slate of Director nominees to be proposed to shareholders or for Director nominees to be elected by the Board to fill vacancies on the Board.

3. Evaluate potential nominees for Board positions pursuant to the standards, policies and minimum requirements, if any, as determined by the Board from time to time. The Board will evaluate nominees recommended by shareholders of the Company if such recommendations are received in accordance with requirements established by the Board and/or in the Company’s Bylaws, as amended from time to time, and disclosed in the Company’s annual proxy statement.

4. The Committee identifies potential Director nominees from numerous sources as determined by the Board from time to time, including, but not limited to, other members of the Board, members of the Company’s management, director search firms and the Company’s shareholders.

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5. Recommend to the Board of Directors committee structure and responsibilities, committee appointments, committee chairs and the rotation of chairperson and committee appointments as the Committee may determine to be in the best interests of the Company.

6. Evaluate the effect of any change in the personal or professional status of any Director and request that the Board request the resignation of any such Director if necessary.

7. Establish and oversee compliance with the corporate governance rules, policies and codes of legal and ethical conduct and review issues that arise in connection with such rules, policies and codes.

8. The Committee shall have the authority to engage independent advisors, including director search firms, at Company expense, as the Committee may determine necessary in carrying out its responsibilities hereunder.

9. Review this Charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate.

10. Report actions of the Committee periodically to the Board of Directors with such recommendations for action as the Committee deems appropriate.

11. Maintain minutes or other records, either separately or within the minutes of the Board of Directors, of meetings and activities of the Committee.

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BAKERS FOOTWEAR GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
Please complete, date, sign and mail the
detached proxy card in the enclosed postage-prepaid envelope.

Ñ FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ñ

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE BUT THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND THE RATIFICATION OF AUDITORS.

Please mark
your votes	☒
like this

1.	ELECTION OF DIRECTORS

	FOR	WITHHOLD AUTHORITY
To elect as directors to serve until the Company’s next annual meeting.	☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.)

Peter A. Edison, Michele A. Bergerac, Andrew N. Baur, Timothy F. Finely, Harry E. Rich, Scott C. Schnuck

2.	RATIFICATION OF AUDITORS:

		FOR	AGAINST	ABSTAIN
	Ratification of Ernst & Young, LLP as the Company’s principal independent auditor for fiscal year 2004.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on the reverse side.

	I/We do plan to attend the 2004 meeting.	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signed:	Date:	, 2004

IMPORTANT: Please sign exactly as your name(s) appear above. If stock is held jointly, all joint owners must sign. Executors, administrators, trustees, guardians, custodians, corporate officers and others signing in a representative capacity should put their full title.

Ñ FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ñ

REVOCABLE PROXY

BAKERS FOOTWEAR GROUP, INC.

This Proxy is solicited on behalf of the Board of Directors of Bakers Footwear Group, Inc.

The undersigned shareholder(s) hereby appoint(s) Lawrence L. Spanley, Jr. and David M. Klemm, or either of them, the true and lawful attorneys-in-fact, agents and as proxies for the undersigned, with full power of substitution, to act and to vote all of the common stock of Bakers Footwear Group, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 2815 Scott Avenue St. Louis, MO 63103 on Friday, May 14, 2004, at 10:00 a.m., or at any adjournment or adjournments thereof. The proxies are directed to vote as instructed on the matters set forth on this card and all other matters at their discretion which may properly come before the meeting. The matters listed on the reverse side were proposed by the Company. The undersigned acknowledges that he/she has received a copy of the Notice of Annual Meeting and Proxy Statement.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

NAMES OF ATTENDEE(S):

(continued on the reverse side)